Exhibit 99.1

Echo Global Logistics Announces First Quarter 2013 Results

CHICAGO, April 25, 2013 — Echo Global Logistics, Inc. (Nasdaq: ECHO), a leading provider of technology-enabled transportation and supply chain management services, reported today financial results for the quarter ended March 31, 2013.

Echo reported total revenue of $204 million, non-GAAP net income of $3.5 million and non-GAAP fully diluted EPS of $0.15 per share in the first quarter of 2013.

“Echo posted double digit year over year increases in revenue and non-GAAP net income for the quarter,” commented Doug Waggoner, Chief Executive Officer of Echo.  Waggoner added, “Our consistent growth indicates that the investments we are making are driving our success in the marketplace.”

First Quarter Highlights

•                  Total revenue increased 21.0% to $204 million from the first quarter of 2012.

•                  Non-GAAP operating income increased 11.5% to $5.6 million from the first quarter of 2012.*

•                  Non-GAAP operating margin was 14.6%, down 81 bps from the first quarter of 2012.*

•                  Non-GAAP net income increased 11.2% to $3.5 million from the first quarter of 2012.*

•                  Non-GAAP fully diluted EPS increased 9.0% to $0.15 from the first quarter of 2012.*

* All non-GAAP financial measures exclude the effects of changes in contingent consideration payable. For a reconciliation of each non-GAAP financial measure to the nearest comparable GAAP financial measure, see “Reconciliation to GAAP Operating Income, Operating Margin, Net Income and Fully Diluted EPS” included in this release.

Summarized financial results and select operating metrics follow:

	Three months ended March 31,
Amounts in 000,000s, except per share data	2013	2012	% change
	(unaudited)
Revenue:
Transactional	$143.1	$115.9	23.5%
Enterprise	$60.9	$52.7	15.5%
Total Revenue	204.0	168.6	21.0%

Net revenue	38.5	32.7	17.7%

Operating expenses
Commissions	9.9	9.5	5.1%
Selling, general and administrative	20.4	16.2	25.8%
Depreciation and amortization	2.6	2.0	27.9%
Total operating expenses (1)	32.9	27.7	18.8%

Non-GAAP Operating income (1)	5.6	5.0	11.5%

Other expense	0.1	0.1	-14.1%
Non-GAAP Income before taxes (1)	5.5	4.9	12.1%

Income taxes (1)	2.0	1.8	13.6%

Non-GAAP Net Income (2)	3.5	3.1	11.2%

Non-GAAP Fully Diluted EPS (2)	$0.15	$0.14	9.0%
Diluted shares	23.2	22.8

Reconciliation to GAAP Operating Income, Operating Margin, Net income and Fully Diluted EPS
Non-GAAP Operating Income (1)	5.6	5.0	11.5%
Change in contingent consideration payable	(0.8)	0.3	-331.6%
Operating Income	4.8	5.3	-9.5%

Non-GAAP Operating Margin (1)	14.6%	15.4%	(81	)bps
Effect of change in contingent consideration payable	-2.0%	1.0%	(298	)bps
Operating Margin (% of Net Revenue)	12.6%	16.4%	(379	)bps

Non-GAAP Net Income (2)	3.5	3.1	11.2%
Change in contingent consideration payable, net of tax effect	(0.5)	0.2	-329.7%
Net Income	3.0	3.3	-10.1%

Non-GAAP Fully Diluted EPS (2)	$0.15	$0.14	9.0%
Change in contingent consideration payable, net of tax effect	(0.02)	0.01	-325.2%
Fully diluted EPS	$0.13	$0.15	-11.9%

Operating Metrics
Net revenue margin	18.9%	19.4%	(53	)bps
Operating margin (% of net revenue) (1)	14.6%	15.4%	(81	)bps
Shipment volume	432,902	383,838	12.8%
Total employees	1,321	1,154	14.5%
Sales employees and agents	847	748	13.2%
Less Than Truckload (LTL) Revenue %	42.4%	46.3%	(384	)bps
Truckload (TL) Revenue %	43.2%	42.9%	35	bps
Intermodal Revenue %	8.0%	3.9%	407	bps

(1) Amounts shown exclude the effects of changes in contingent consideration payable

(2) Amounts shown exclude the tax effected changes in contingent consideration payable

“Our results are driven by a combination of our investments in people and technology, and by our acquisitions which have enabled us to rapidly expand our capabilities,” said Dave Menzel, Chief

Financial Officer of Echo.  “We anticipate these investments will drive future revenue growth and improvements in operating leverage in the second half of 2013.”

Business Outlook

“Our revenue growth rate for the first three weeks of April 2013 was approximately 18% over the same period in the prior year,” stated Waggoner. “Our growth through the first part of 2013 is lower than we had originally anticipated, due in large part to what we believe has been a sluggish overall economic climate, and as such we are reducing our annual revenue guidance to a range of $900 million to $940 million and our full year fully diluted non-GAAP EPS to a range of $0.78 to $0.84.”

Conference Call

A conference call, with accompanying presentation slides, will be broadcast live on April 25, 2013 at 4:00 p.m. Central Time (5:00 p.m. Eastern Time).  Doug Waggoner, Chief Executive Officer, and Dave Menzel, Chief Financial Officer, will host the call.  To participate in the call, dial (877) 303-6235 (toll free) or (631) 291-4837 (toll) and provide conference ID “Echo Global Logistics.”  To listen to a live webcast of the call, visit the Echo website at http://ir.echo.com.   A replay of the webcast will be available for one year following the live webcast in the Investor Relations section of the Echo website.

Non-GAAP Financial Measures

This release includes the following financial measures defined as “non-GAAP financial measures” by the Securities and Exchange Commission: Non-GAAP Operating Income, Non-GAAP Operating Margin, Non-GAAP Net Income and Non-GAAP Fully Diluted EPS. We refer to these Non-GAAP financial measures to describe earnings and earnings per share excluding the effects of changes in contingent consideration payable.  We believe such measures provide useful information to investors because they provide information about the financial performance of the Company’s ongoing business.

Non-GAAP Operating Income, Non-GAAP Operating Margin, Non-GAAP Net Income and Non-GAAP Fully Diluted EPS are used by management in its financial and operational decision-making and evaluation of overall operating performance. These measures may be different from similar measures used by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles. For a reconciliation of each non-GAAP financial measure to the nearest comparable GAAP financial measure, see “Reconciliation to GAAP Operating Income, Operating Margin, Net Income and Fully Diluted EPS” included in this release.

Forward-Looking Statements

This release contains statements relating to future results. These statements are forward-looking statements under the federal securities laws. We can give no assurance that any future results discussed in these statements will be achieved. Any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date. These statements are subject to a variety of risks and uncertainties that could cause our actual results to differ materially from the statements contained in this release. For a discussion of important factors that could affect our actual results, please refer to our SEC filings, including the “Risk Factors” section of the most recent Form 10-K we filed with the SEC.

Echo Global Logistics, Inc.

Condensed Consolidated Statements of Operations

	Three Months Ended March 31,
	2013	2012
	(Unaudited)
REVENUE	$203,977,378	$168,569,105

COSTS AND EXPENSES
Transportation costs	165,526,099	135,899,327
Selling, general, and administrative expenses	31,007,144	25,283,944
Depreciation and amortization	2,595,311	2,029,277
INCOME FROM OPERATIONS	4,848,824	5,356,557
OTHER EXPENSE	(94,216)	(109,636)
INCOME BEFORE PROVISION FOR INCOME TAXES	4,754,608	5,246,921
INCOME TAX EXPENSE	(1,777,976)	(1,935,131)
NET INCOME	$2,976,632	$3,311,790

Basic net income per share	$0.13	$0.15
Diluted net income per share	$0.13	$0.15

Echo Global Logistics, Inc.

Condensed Consolidated Balance Sheets

	March 31,	December 31,
	2013	2012
	(Unaudited)
Cash and cash equivalents	$44,082,128	$41,780,984
Accounts receivable, net of allowance for doubtful accounts	106,140,286	96,623,553
Prepaid expenses	1,888,349	2,491,955
Other current assets	2,090,399	843,009
Total long term assets	78,751,263	77,743,563
Total assets	$232,952,425	$219,483,064

Accounts payable — trade	$67,448,800	$58,889,437
Current maturities of capital lease obligations	16,322	24,086
Other liabilites	11,529,895	12,074,645
Deferred income taxes	2,984,673	1,915,847
Long term liabilities	5,744,468	5,593,639
Stockholders’ equity	145,228,267	140,985,410
Total liabilities and stockholders’ equity	$232,952,425	$219,483,064

Echo Global Logistics, Inc.

Condensed Consolidated Statements of Cash Flows

	Three Months Ended March 31,
	2013	2012
	(Unaudited)
Net cash provided by operating activities	$6,243,380	$4,425,117

Net cash used in investing activities	(4,163,734)	(2,189,822)

Net cash provided by (used in) financing activities	221,498	(1,024,428)

Increase in cash and cash equivalents	2,301,144	1,210,867
Cash and cash equivalents, beginning of period	41,780,984	47,007,309
Cash and cash equivalents, end of period	$44,082,128	$48,218,176

About Echo Global Logistics

Echo Global Logistics, based in Chicago, is a leading provider of technology-enabled transportation and supply chain management services.  Echo maintains a proprietary web-based technology platform that compiles and analyzes data from its network of over 24,000 transportation providers to serve its clients’ transportation and supply chain management needs. Echo services clients across a wide range of industries, such as manufacturing, construction, consumer products and retail. For more information on Echo, visit: www.echo.com.

Source: Echo Global Logistics, Inc.

INVESTOR RELATIONS CONTACT:

Suzanne Karpick, Echo Global Logistics, (312) 784-7414

MEDIA CONTACT:

Hanni Itah, SSPR, (847) 415-9324

mailto:hitah@sspr.com

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